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                         B: Ontario's Economic Outlook
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                 2002 Ontario Economic Outlook and Fiscal Review
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                                       18

                          B: Ontario's Economic Outlook
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Introduction and Highlights

In 2002,  the Ontario  economy  demonstrated  its strength and  resilience.  The economy  emerged  strongly  from the  severe  setback of the  previous  year and regained its position as a growth leader.

While the global economy  continues to face numerous risks and  challenges,  the
Ontario economy is expected to achieve sustained economic growth. As in previous years,  the  Economic  Outlook  and  Fiscal  Review  reports  on  private-sector forecasts for the Ontario  economy.  These  provide a good  framework for Budget consultations  and  planning.  Ontario will present its set of prudent  planning assumptions when a Budget is introduced before the end of this fiscal year.

Private-Sector Forecast for Ontario Economy
(Annual Average, Per Cent)
--------------------------------------------------------------------------------------
                                  2001          2002p          2003p         2004p
Real GDP Growth                   1.5            3.5            3.5           3.9
Unemployment Rate                 6.3            7.1            6.7           6.4
CPI Inflation                     3.1            2.1            2.4           1.9

p = private-sector survey average.
Sources:  Statistics Canada, Ontario Ministry of Finance and Ontario Ministry of
          Finance Survey of Forecasts (November 2002).

Ontario's 2002 economic outlook has improved since last June's Budget.  However, the 2003 outlook has moderated. Private-sector forecasters on average now expect real  growth of 3.5 per cent in 2002,  compared  to 3.2 per cent at the  Budget.
Next year's  growth is now expected to be 3.5 per cent  compared to 4.3 per cent anticipated last June. For 2004,  private-sector  forecasters expect real growth to remain strong at 3.9 per cent.

The weaker  growth  outlook for 2003 results  primarily  from the  tentative and uncertain  recovery  that has  developed  in the United  States.  Although  U.S.
consumer  spending has grown,  business  spending has fallen.  In part,  this is because of the risk that war in the Middle  East  could have  negative  economic consequences.  This uncertainty has combined with the persistence of high levels of excess capacity in many industries to make U.S. business  reluctant to invest or hire.

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                                       19

                 2002 Ontario Economic Outlook and Fiscal Review
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Ontario to Lead Economic Growth

Following  the  global  economic  slowdown  of 2001,  the  Ontario  economy  has rebounded strongly and once again is outpacing growth in all of the G-7 nations.
This is a testament to the strength of the economy, a strength reinforced by the policies pursued by the Ontario Government over the past seven years. Taxes have been  lowered,  the budget has been  balanced  for three  consecutive  years and barriers to job  creation  and  investment  have been  reduced.  These  policies promote job  creation,  increase  incomes,  boost  spending  and  encourage  new business investment.

                  Private-Sector Economic Outlook: 2002-04
                         Real GDP Growth (Per Cent)
-----------------------------------------------------------------------------
       Region               2002               2003               2004
       Ontario               3.5                3.5                3.9
       Canada                3.4                3.2                3.6
       U.S.                  2.3                2.7                3.5
       U.K.                  1.6                2.5                2.3
       France                1.0                1.8                2.6
       Italy                 0.4                1.7                2.5
       Germany               0.4                1.3                2.1
       Japan                -0.9                0.8                0.7
-------------------- ------------------ ------------------ ------------------

Sources:  Ontario  Finance  Survey of Forecasts  (November  2002) and  Consensus
          Forecasts (October and November 2002).
-------------------- ------------------ ------------------ ------------------

According to  private-sector  economists,  Ontario real GDP will grow by 3.5 per cent in 2002, 3.5 per cent in 2003 and 3.9 per cent in 2004. Ontario is expected to be the  top-performing  economy  over this  period,  outpacing  the  economic performance  of all of the G-7 nations.  This  confidence  is based on Ontario's solid  record,  rising  productivity,  growth of our skilled  and  well-educated labour force and the commitments that the economic  framework for investment and entrepreneurship will remain supportive.

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                                       20

                          B: Ontario's Economic Outlook
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A number of factors are shaping the economic outlook for the next few years:

o    Reduced  personal and corporate tax rates have improved  incentives to work and invest,  and  enhanced  financial  positions  in both the  business and household sectors.

o    Low interest rates will help contain business expenses and bolster spending on consumer goods, new home construction and renovation activity.

o    U.S.  households  continue  to  spend  on  big-ticket  items,  particularly automobiles, providing a boost to one of Ontario's key sectors.

                          Real GDP Growth, Ontario
                           Per Cent Annual Average
-----------------------------------------------------------------------------
             Year                                 Per Cent
           1990-95*                                  0.9
          1996-2000*                                 4.5
              01                                     1.5
              02p                                    3.5
              03p                                    3.5
              04p                                    3.9

*= annual average, p = private-sector survey average.
Sources:  Statistics  Canada and Ontario Ministry of Finance Survey of Forecasts
          (November 2002).

-------------------------------

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                                       21

                 2002 Ontario Economic Outlook and Fiscal Review
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Low Interest Rates and Stable Inflation Support Growth

Interest  rates are expected to remain low by historical  standards,  reflecting moderate inflation. Both the U.S. Federal Reserve and the Bank of Canada reduced interest rates sharply in 2001 in response to the weakness in the economy. After keeping interest rates unchanged since the end of 2001, the U.S. Federal Reserve lowered  interest  rates by 50 basis  points on  November  6 in order to support continued  economic  growth.  With the Canadian economy growing at roughly twice the pace of the  American  economy,  the Bank of Canada has  increased  interest rates three times since  April 2002,  by a total of 75 basis  points.  They have held rates  steady  since  August as the  outlook for global  economic  activity weakened.  Most  economic  forecasters  expect the Bank to keep  interest  rates unchanged until early next year.

Despite the modest increase in short-term  interest rates,  long-term  borrowing rates in Canada  remain near record low levels.  Interest  rates are expected to increase  gradually in 2003 and 2004 as the economy grows and the Bank of Canada acts to prevent inflationary pressures from emerging.

                   10-Year Government of Canada Bond Rate

-----------------------------------------------------------------------------
             Year                                 Per Cent
              90                                    10.76
              91                                    9.42
              92                                    8.05
              93                                    7.22
              94                                    8.43
              95                                    8.08
              96                                     7.2
              97                                    6.11
              98                                     5.3
              99                                    5.55
              00                                    5.89
              01                                    5.47
              02*                                    5.3
              02n                                    5.1
              03p                                    5.3
              04p                                    5.8

n = November, * = January to October, p = private-sector survey average.
Sources:  Bank of Canada and Ontario Finance  Financial  Market Survey (November
          2002).

-------------------------------

o    The Canadian three-month treasury bill rate is currently near 2.7 per cent.
     Private-sector  forecasters  expect the  three-month  treasury bill rate to rise to an average of 3.5 per cent in 2003 and 4.4 per cent in 2004.

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                                       22

                          B: Ontario's Economic Outlook
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o    The Canadian  10-year  Government bond rate is currently near 5.1 per cent.
     Private-sector forecasters expect the 10-year bond yield to average 5.3 per cent in 2003 and rise to 5.8 per cent in 2004.

Canadian Interest Rate Outlook
(Annual Per Cent)
------------------------------------------------------------------------------------------------------------
                                                          2002         2002
                                            2001        Jan.-Oct.      Nov.          2003p         2004p
3-Month Treasury Bill Rate                  3.8            2.6          2.7           3.5           4.4
10-Year Government Bond Rate                5.5            5.3          5.1           5.3           5.8
--------------------------------------  ------------  -------------------------- -------------  ------------
p = private-sector survey average.
Sources: Bank of Canada and Ontario Finance Financial Market Survey (November 2002).
                                        ------------  -------------------------- -------------  ------------

The Bank of Canada's  policy of  targeting  low and stable rates of inflation is one of the key reasons that interest rates are expected to remain at low levels.
Inflation in Canada is expected to remain moderate,  governed by the target band of one to three per cent for CPI inflation.

                      Ontario Consumer Price Inflation

-----------------------------------------------------------------------------
             Year                                 Per Cent
              90                                     4.9
              91                                     4.7
              92                                     1.0
              93                                     1.8
              94                                     0.0
              95                                     2.5
              96                                     1.5
              97                                     1.9
              98                                     0.9
              99                                     1.9
              00                                     2.9
              01                                     3.1
              02p                                    2.1
              03p                                    2.4
              04p                                    1.9

p = private-sector survey average.
Sources:  Statistics  Canada and Ontario Ministry of Finance Survey of Forecasts
          (November 2002).

-------------------------------

Private-sector  economic  forecasters  expect  Ontario's CPI  inflation  rate to decline to 2.1 per cent in 2002, from the 3.1 per cent rate reached in 2001. For
2003, forecasters project an average inflation rate of 2.4 per cent, followed by a rate of 1.9 per cent in 2004.

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                                       23

                 2002 Ontario Economic Outlook and Fiscal Review
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Inflation  has  averaged  1.8 per cent  over the  first 10  months  of the year.
However, the year-over-year  inflation rate has risen from a low of 0.8 per cent in May to 2.8 per cent in  October,  as  energy  prices  have  climbed  back up.
Inflation  rates are  expected to decline by the end of the year and trend lower throughout 2003, in part due to the government's  decision to protect  consumers from electricity price volatility.

A number of factors will affect  Ontario's price  environment  over the next two years:

o    From  January  to  October  2002,   crude  oil  prices  (using  West  Texas
     Intermediate  as a benchmark)  increased by more than 50 per cent to around
     $30 US per barrel,  a reflection of political unrest in the Middle East and
     OPEC's  commitment to production  quotas.  Over the same period,  Ontario's average  gasoline pump price rose by almost 18 cents per litre.  Oil prices have remained  volatile,  recently  trading in the $26 to $28 US per barrel range.  Private-sector  forecasters expect oil prices will be around $25 US over the next year.

o    Ontario wage  settlements  have remained  moderate,  averaging 2.8 per cent over the first nine months of the year, compared to 2.9 per cent in 2001.

Although the average private-sector forecast for inflation over the next year is in the upper  half of the  Bank's  inflation  control  target  range,  long-term inflation expectations are centred tightly around two per cent.

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                                       24

                          B: Ontario's Economic Outlook
--------------------------------------------------------------------------------

Job Creation Solid

Ontario's  job  creation  has been solid this year,  despite  the weak  economic performance  of  the  Province's  major  trading  partner,  the  United  States.
Private-sector  forecasters  anticipate  2002 job  creation of up to 101,000 new jobs. Further strengthening is expected, with employment rising by up to 350,000 new jobs over the next two  years.  By 2004,  up to 6.4  million  Ontarians  are expected to be employed.

                          Ontario Employment Level

-----------------------------------------------------------------------------
             Year                                 Thousands
              97                                    5,313
              98                                    5,490
              99                                    5,688
              00                                    5,872
              01                                    5,963
              02p                                   6,064
              03p                                   6,246
              04p                                   6,408

p = based on private-sector survey.
Sources:  Statistics  Canada and Ontario Ministry of Finance Survey of Forecasts
          (November 2002).

-------------------------------

Private-sector  forecasters  project  annual job growth of up to 1.7 per cent in
2002, 3.0 per cent in 2003 and 2.6 per cent in 2004.

Private-sector  forecasters expect the unemployment rate to decline from 7.1 per cent in 2002 to 6.7 per cent in 2003, and then fall to 6.4 per cent in 2004. The unemployment  rate has remained much lower than during the 1990-95 period,  when
Ontario's jobless rate averaged 9.3 per cent.

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                                       25

                 2002 Ontario Economic Outlook and Fiscal Review
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Consumer Spending Supported by Strong After-Tax Income and Low Interest Rates

Consumers are expected to remain the leading force in sustaining economic growth during the 2002 to 2004 period,  bolstered by stronger  after-tax income and low interest rates.

                      Tax Cuts Boost Real Take-Home Pay

-----------------------------------------------------------------------------
             Year                    Real Personal Disposable Income per
                                               Capita ($1997)
                                   Before Tax Cuts        After Tax Cuts
              92                        20,352
              93                        19,817
              94                        19,601
              95                        19,704
             96:1h                      19,146
             96:2h                                            19,419
              97                                              19,591
              98                                              20,057
              99                                              20,601
              00                                              21,422
              01                                              21,349
              02p                                             21,639
              03p                                             22,166
              04p                                             22,772

p = private-sector survey average, h = half.
Sources:  Statistics Canada, Ontario Ministry of Finance and Ontario Ministry of
          Finance Survey of Forecasts (November 2002).

-------------------------------

o    Since the provincial  government  began cutting taxes in mid-1996,  Ontario real  after-tax  income has increased  22.3 per cent,  which works out to a real  increase of 12.5 per cent per  person.  This has fuelled the 24.8 per cent rise in real consumer spending during the same period.

o    Low interest  rates and solid income growth have helped to ease the cost of carrying  household  debt loads,  while  rising house values have helped to offset the impact of stock-market losses.

o    Competitive price and financing  incentives have fuelled robust auto sales, while strong housing  markets have driven robust growth in  housing-related expenditures.  Ontario  retail  sales are up 5.7 per cent so far this year, led by  increases  of 9.1 per cent in autos and 13.3 per cent in  household furniture.

o    Private-sector  forecasters,  on average,  expect real disposable income to grow by 2.8 per  cent in  2002,  3.4 per  cent in 2003  and 4.0 per cent in
     2004. As a result, consumer spending is expected to grow by 2.6 per cent in
     2002, 3.6 per cent in 2003 and 3.8 per cent in 2004.

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                                       26

                          B: Ontario's Economic Outlook
--------------------------------------------------------------------------------

Housing Prospects Solid

Ontario's  housing  market  has been a key  source  of  growth  in 2002.  Market conditions  are in place to support  continued  healthy  housing  activity.  Low interest rates and rising after-tax  income have helped keep housing  affordable for Ontario's growing population.  These factors will continue to encourage home purchases and new home construction.

                   Ontario Housing Starts

------------------------------------------------------------
             Year                   Thousands of Units
              95                           35.8
              96                           43.1
              97                           54.1
              98                           53.8
              99                           67.2
              00                           71.5
              01                           73.3
             02p                           84.3
             03p                           77.8
             04p                           70.7

p = private-sector survey average.
Sources:  CMHC and Ontario  Ministry of Finance  Survey of  Forecasts  (November
          2002).

------------------------------

Private-sector economists expect housing starts to reach 84,300 units this year, a 15.0 per cent gain from 2001.  Housing  starts are  anticipated to moderate to the still very healthy level of 77,800 units in 2003 and 70,700 units in 2004.

o    Housing in Ontario continues to be affordable. The average monthly carrying cost for an  average-  priced home in October  2002 was $1,141,  much lower than the peak of $1,489 in 1990.  Despite an  anticipated  rise in mortgage rates and further  gains in house  prices,  home  ownership  is expected to remain affordable.  Housing cost as a share of average after-tax  household income  has  fallen  sharply,  from a high of 35 per cent in 1990 to 21 per cent in 2002, and is expected to remain low, averaging close to 22 per cent over the 2003 to 2004 period.

o    Five-year  mortgage  rates in late  November  were  posted at 6.7 per cent.
     Forecasters  expect rates to rise only moderately,  to 7.4 per cent in 2003 and 7.8 per cent by 2004.

o    First-time  buyers  of newly  constructed  homes  have been  encouraged  by
     Ontario's  Land Transfer Tax refund.  Since its  introduction  in 1996, the rebate has helped more than 120,000 Ontarians purchase their first home.

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                                       27

                 2002 Ontario Economic Outlook and Fiscal Review
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Ontario Attracts Investment

Ontario's  business  advantages,  including a  well-educated  and highly skilled workforce,  low  corporate and personal  taxes,  reduced  red-tape  regulations, modern  infrastructure and the province's central location,  continue to attract new  investment.  This  enhances the  province's  competitiveness  in the global marketplace and provides new job opportunities for Ontarians.

         Machinery and Equipment Investment                  Commercial and Industrial Construction

------------------------------------------------------------------------------------------------------------
           Year                 $1997 Millions                  Year                   $1997 Millions
      96-00 Average                 31,202                  96-00 Average                  10,218
            01                      35,994                       01                        10,529
           02p                      36,677                       02p                       10,527
           03p                      39,132                       03p                       11,037
           04p                      41,952                       04p                       11,774

p = private-sector survey average.
Sources:  Statistics Canada, Ontario Ministry of Finance and Ontario Ministry of
          Finance Survey of Forecasts (November 2002).

--------------------------

o    Ontario has a history of strong business  investment.  The value of Ontario business  investment in machinery and equipment  rose almost 67 per cent in real  terms  between  1995 and 2000.  Real  investment  in  commercial  and industrial construction rose by 41 per cent during the same period.

o    Toronto ranks second in relative cost advantage among the OECD's 26 largest cities according to a 2002 KPMG survey of business costs. In addition, KPMG found  that  three  Ontario  locations--the  Waterloo  region,  Ottawa  and
     Toronto--ranked  third,  fourth and fifth,  respectively,  in terms of cost competitiveness among 16 northeastern North American cities.

o    Corporation profits are improving. Forecasters expect Ontario's corporation profits  to rise 4.7 per cent in 2002,  a further  4.6 per cent in 2003 and
     10.2 per cent in 2004.

o    Forecasters project that machinery and equipment investment will advance by
     1.9 per  cent  in  2002,  accelerate  to a 6.7 per  cent  gain in 2003  and increase by 7.2 per cent in 2004.

o    Commercial  and  industrial  construction  spending is  projected to remain steady in 2002 and grow by 4.8 per cent in 2003 and 6.7 per cent in 2004.

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                                       28

                          B: Ontario's Economic Outlook
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Export Growth Resumes

Strong  domestic  demand  is  expected  to be  accompanied  by  rising  exports, providing Ontario with well-balanced economic growth. Ontario's very competitive export sector is expected to grow solidly as U.S. economic activity strengthens.
The United States is Ontario's  largest trading  partner,  accounting for 93 per cent of the province's  international exports in 2001. Increasing integration of the North  American  economy  means that growing  production  in either  economy generates  increasing  two-way trade.  Ontario imports are also expected to grow strongly,  reflecting  healthy increases in capital spending,  and durable goods consumption--most of which are imported.  Private-sector  forecasters expect the
U.S.  economy to grow by 2.3 per cent in 2002,  2.7 per cent in 2003 and 3.5 per cent in 2004.

          Ontario Real Export and Import Growth
                         Per Cent
----------------------------------------------------------
        Year              Exports            Imports
      1990-96*              4.6                3.8
         97                 7.5                12.6
         98                 7.3                4.7
         99                 10.8               8.0
         00                 6.1                6.7
         01                 -3.3               -5.3
        02p                 3.9                4.1
        03p                 4.2                5.0
        04p                 5.0                5.0
-------------------- ------------------ ------------------
* = annual average, p = private-sector survey average.
Sources:  Statistics  Canada and Ontario Ministry of Finance Survey of Forecasts
          (November 2002).

-------------------- ------------------ ------------------

Private-sector analysts expect Ontario's real exports to grow by 3.9 per cent in
2002,  4.2 per cent in 2003 and a further 5.0 per cent in 2004,  as U.S.  demand gains momentum.

Real imports are forecast to rise by 4.1 per cent in 2002,  5.0 per cent in 2003 and 5.0 per cent in 2004.  Strong  domestic  demand,  particularly  in  consumer spending and machinery and equipment  investment,  will contribute to the strong import growth.

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                                       29

                 2002 Ontario Economic Outlook and Fiscal Review
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Conclusion

Ontario has a record of strong economic growth. Private-sector economists expect
Ontario to continue to grow at a healthy pace. A growing  economy is part of the foundation  for a healthy  quality  of life.  A  growing  economy  provides  the resources to invest in health, education and a safe, clean environment.

The table below shows the current  average  private-sector  forecast for Ontario through 2004.

Outlook for the Ontario Economy
(Annual Average Per Cent Change)
                                                            Actual          Private-Sector Average
                                                             2001        2002p        2003p       2004p
Gross Domestic Product
     Real                                                     1.5          3.5          3.5         3.9
     Nominal                                                  2.4          4.7          5.4         5.8

Other Economic Indicators
     Retail Sales                                             2.6          5.5          5.2         4.6
     Housing Starts - Units (000s)                           73.3         84.3         77.8        70.7
     Personal Income                                          3.8          3.5          5.4         5.4
     Pre-tax Corporate Profits                              (15.6)         4.7          4.6        10.2
     Consumer Price Index (1992=100)                          3.1          2.1          2.4         1.9

Labour Market
     Unemployment Rate (%)                                    6.3          7.1          6.7         6.4
------------------------------------------------- ------------- -------------------------------------
p = private-sector projection.
Sources:  Statistics Canada,  Canada Mortgage and Housing  Corporation,  Ontario
          Ministry of Finance and Ministry of Finance  Survey of  Private-Sector
          Forecasts (November 2002).
                                                  ------------- -------------------------------------

For more detailed information on Ontario's economy, see the Economic Data Tables at the end of this document.

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